Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of IGI Laboratories, Inc. on Form S-8 to be filed on or about July 31, 2014 of our report dated March 31, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, which report was included in the Annual Report on Form 10-K filed March 31, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8.

/s/ EISNERAMPER LLP

Iselin, New Jersey

July 31, 2014